1 Q1 2025 Investor Letter EX-99.2

Q1 2025 Investor Letter

For more detailed information on our *Wheels Up's financial and operating results for the first quarter ended March 31, 2025, please visit https://investors.wheelsup.com. In addition, please see "Definitions of Non-GAAP Financial Measures," "Reconciliations of Non-GAAP Financial Measures" and "Definitions of Key Operating Metrics" at the end of this Investor Letter* for more information about measures described herein.

When I joined Wheels Up eighteen months ago, we set out on a journey to redefine private aviation. In partnership with Delta, we're building smarter, more flexible solutions that empower customers to navigate private and commercial travel, programmatic and charter flying, on-fleet and off, across the globe.

As we report our first quarter results, I'm proud to share that we have made good progress as we strive to become the most innovative and best run company in the private aviation industry.

A Stronger Financial Foundation

While GAAP Revenue declined 9.9% year-over-year, our Total Gross Bookings grew 7.7% year-over-year. The GAAP revenue decline primarily reflects a higher mix of off-fleet on-demand charter flying (which is booked on a net revenue basis) versus programmatic membership flying. The increase in Gross Bookings shows strong demand for our on-demand private jet and cargo offerings. The sequential decline in GAAP Revenue and Total Gross Bookings compared to the fourth quarter of 2024 was in line with historical seasonal trends.



Revenue and Total Gross Bookings ($M)
GAAP Revenue
Total Gross Bookings
$197
$225
$196
$264
$194
$255
$205
$314
$178
$242
1Q24
2Q24
3Q24
4Q24
1Q25

Demand in our business has remained resilient in the face of heightened market and economic uncertainty. With a portion of our flying fulfilled on third-party aircraft and our flexible fleet transition strategy, our business and fleet model allows us to shift capacity in line with demand.



Adjusted EBITDA ($M)
1Q24
2Q24
3Q24
4Q24
1Q25
($49)
($37)
($20)
($11)
($24)

We started the year with a Net loss of $99 million, consistent with last year's first quarter. The benefits of our operational efficiency and fleet modernization were evident in the more than 50% year-over-year improvement in the first quarter Adjusted EBITDA loss of $24 million. In addition, given the seasonally slow demand typical of the first quarter, we used the opportunity to accelerate a portion of our paint and interior investments.

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3 We continue to make progress toward our goal of achieving sustainable profitability. Our $1 million Gross loss in the first quarter improved by $15 million and Adjusted Contribution Margin was 12.6% - a more than 11 percentage point improvement over the same period last year. Enhanced Commercial Initiatives and Continued Transparency With a goal to provide the most customer-centric approach to private aviation, we strive to offer customers the best value through the combination of price, service and flexibility and are continually innovating to bring new ideas into the marketplace. In recent months, we launched new state-of-the-art pricing technologies that provide optionality for customers with more flexible travel plans. Similar to the transparency we provide with our operating performance, we plan to begin displaying historical average pricing information on our website to allow customers to compare potential value versus our competition starting this summer. In addition to providing more options for customers, our pricing and revenue management initiatives are helping drive higher utilization across our controlled fleet by shifting demand into slower periods of the day, the week, and even the season. We expect continued improvements in utilization of our aircraft to drive further cost efficiency, which in turn should allow us to offer even more compelling value to our customers. 3 Our financial momentum is coupled with a solid liquidity position. We ended the quarter with over $270 million in liquidity, including approximately $172 million of cash and cash equivalents, and our $100 million undrawn revolving credit facility. We recently agreed with Delta to extend our $100 million revolving credit facility, which as of the date of this letter is currently fully undrawn, to remain available through September 2026. A key part of our journey to consistent profitability is better utilization of our controlled fleet. Utility – average monthly revenue hours per aircraft – in the first quarter was just over 38 hours, a 23% increase year over year. Utility dipped slightly from the fourth quarter of 2024 on a combination of normal seasonal trends and our decision to accelerate paint and interior investments on our newer fleet types. Innovation with Delta Our partnership with Delta is also an important part of our growth strategy. New corporate accounts are the fastest growing customer segment in the business, illustrating the traction the company is seeing in its joint selling efforts with Delta. For the March quarter, corporate membership fund sales increased 13 percent year over year and represented nearly 40 percent of total membership fund sales. This summer, Wheels Up and Delta are partnering to offer customers new options to mix and match commercial and private flights for European destinations. Customers flying Delta One to Athens, Barcelona, Naples, Nice and Rome will be offered seamless transitions to private jet flights and helicopter transfers from Wheels Up for arrival at their final destination in unparalleled comfort and style. 31 38 40 41 38 1Q24 2Q24 3Q24 4Q24 1Q25 Utility (hours) 1.0% 7.8% 14.8% 19.3% 12.6% 1Q24 2Q24 3Q24 4Q24 1Q25 Adjusted Contribution Margin

4 We reached another milestone in our fleet modernization by introducing three Challenger 300 series aircraft into our controlled fleet as of March 31st with a plan to add several more Challengers by the end of the year. We also announced last October that our new fleet would be outfitted with state-of-the-art satellite Wi-Fi. We are pleased to share that we recently executed a definitive agreement with Gogo to install their Galileo HDX satellite Wi-Fi systems in our aircraft. We expect installations of these new systems to begin this summer and ramp up quickly through the remainder of the year. Delivering Operational Excellence and Maintaining the Highest Standards of Safety A key component of Wheels Up’s strategic growth plan is to deliver the industry’s most reliable operation for our customers. Our operations during the early part of the quarter were negatively impacted by winter weather and the availability of our Citation X fleet. Our performance improved throughout the quarter, with the month of March showing a several point improvement in On-Time Performance and Completion Rate compared to earlier months in the quarter. Importantly, we’ve seen that strong March performance continue into April. Wheels Down – Creating Memorable Experiences for our Members For our customers, a Wheels Up membership includes being part of a community. One annual highlight is our Wheels Up Clubhouse, an experience around Augusta that continues to raise the bar for private aviation hospitality. We welcomed more than 1,200 guests, including many who flew into the Augusta area on Wheels Up. This vibrant mix of members, customers, their guests, prospective customers, media and influencers all came together to celebrate the game of golf and the Wheels Up community. With guests stopping in for a cool respite from the sun-drenched course, gleaning insights during one of our standout fireside chats and enjoying world class culinary offerings and musical entertainment, the atmosphere at the newly imagined Wheels Up Clubhouse was nothing short of electric. Milestones in our Fleet Modernization Strategy We continue to move quickly to transition our legacy jet fleet. The move to Embraer Phenom 300 series and Bombardier Challenger 300 series aircraft allows us to simplify our fleet with these two best-in- class fleet types, as we retire a number of older, less efficient aircraft. The replacement of our legacy jet fleet is expected to reduce the average age of our fleet by up to 40% upon completion of the transition, while driving higher levels of availability and On- Time Performance and helping further increase Utility. Phenoms and Challengers already comprise nearly 25% of our controlled jet fleet and we expect that to be closer to 40% by the end of the year.

5 Creating Value for All Stakeholders We are committed to driving value for all of our stakeholders – for our employees by being a great place to work, for our members and customers by delivering flexible, accessible best in class private aviation solutions and for our shareholders by being responsible stewards of their capital. To that end, with solid liquidity, an improving path toward sustainable profitability, and other achievements that reflect the strength of our business, our Board of Directors recently authorized a $10 million open market share repurchase program. 5 Conclusion As I reflect on the progress we’ve made towards our goal of transforming private aviation and the heights I know we can reach, I’m constantly struck by the fact that none of this would be possible without the passionate dedication of our entire Wheels Up team. As always, I want to take this opportunity to extend my thanks. Our standards are high, and the enthusiasm with which each of you work towards our shared purpose continues to inspire me. Wheels Up, George May 1, 2025

6 7 About Wheels Up Wheels Up is a leading provider of on-demand private aviation in the U.S. with a large, diverse fleet and a global network of safety-vetted charter operators, all committed to safety and service. Customers access charter and membership programs and commercial travel benefits through a strategic partnership with Delta Air Lines. Wheels Up also provides freight, safety, security, and managed services to a range of clients, including individuals and government organizations. With the Wheels Up app and website, members can easily search, book, and fly. For more information, visit www.wheelsup.com. Cautionary Note Regarding Forward-Looking Statements This investor letter contains certain “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements provide current expectations of future circumstances or events based on certain assumptions and include any statement, projection or forecast that does not directly relate to any historical or current fact. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of the control of Wheels Up Experience Inc. (“Wheels Up”, “we”, “us”, “our” or the “Company”), that could cause actual results to differ materially from the results discussed in the forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding: (i) Wheels Up’s growth plans, the size, demand, competition in and growth potential of the markets for Wheels Up’s service offerings and the degree of market adoption of Wheels Up’s member programs, charter offerings and any future services it may offer; (ii) the potential impact of Wheels Up’s cost reduction and operational efficiency initiatives on its business and results of operations, including timing, magnitude and possible effects on liquidity levels and working capital; (iii) Wheels Up’s fleet modernization strategy first announced in October 2024, its ability to execute such strategy on the timeline that it currently anticipates and the expected commercial, financial and operational impacts to Wheels Up; (iv) Wheels Up’s liquidity, future cash flows and certain restrictions related to its indebtedness obligations, as well as its ability to perform under its contractual and indebtedness obligations; (v) Wheels Up’s ability to achieve its financial goals in the future pursuant to the most recent schedule that it has announced; (vi) the potential impacts or benefits from pursuing strategic actions involving Wheels Up or its subsidiaries or affiliates, including, among others, acquisitions and divestitures, new debt or equity financings, refinancings of existing indebtedness, or commercial partnerships or arrangements; (vii) the availability or success of other options that the Company may undertake that are intended to cure compliance with the New York Stock Exchange’s continued listing standards; (viii) the share repurchase program described in this letter; and (ix) the impacts of general economic and geopolitical conditions on Wheels Up’s business and the aviation industry, including due to, among others, fluctuations in interest rates, inflation, foreign currencies, taxes, tariffs and trade policies, and consumer and business spending decisions. The words “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that statement is not forward-looking. We have identified certain known material risk factors applicable to Wheels Up in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the U.S. Securities and Exchange Commission (“SEC”) on March 11, 2025 and our other filings with the SEC. It is not always possible for us to predict how new risks and uncertainties that arise from time to time may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, we do not intend to update any of these forward-looking statements after the date of this investor letter. 7

8 Use of Non-GAAP Financial Measures This investor letter includes certain non-GAAP financial measures, such as Adjusted EBITDA, Adjusted EBITDAR, Adjusted Contribution and Adjusted Contribution Margin. These non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to Revenue or any component thereof, Net income (loss), Operating income (loss) or any other performance measures derived in accordance with GAAP. Definitions and reconciliations of non-GAAP financial measures to their most comparable GAAP counterparts are included in the sections titled “Definitions of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Financial Measures,” respectively, in this investor letter. Wheels Up believes that these non-GAAP financial measures provide useful supplemental information to investors about Wheels Up. However, there are certain limitations related to the use of these non-GAAP financial measures and their nearest GAAP measures, including that they exclude significant expenses that are required to be recorded in Wheels Up’s financial measures under GAAP. Other companies may calculate non-GAAP financial measures differently or may use other measures to calculate their financial performance, and therefore, Wheels Up’s non-GAAP financial measures may not be directly comparable to similarly titled measures of other companies. Additionally, to the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non- GAAP financial measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations. Definitions of Non-GAAP Financial Measures Adjusted EBITDA & Adjusted EBITDAR. We calculate Adjusted EBITDA as Net income (loss) adjusted for (i) Interest income (expense), (ii) Income tax expense, (iii) Depreciation and amortization, (iv) Equity-based compensation expense, (v) Acquisition and integration related expenses and (vi) other items not indicative of our ongoing operating performance, including but not limited to, restructuring charges. We calculate Adjusted EBITDAR as Adjusted EBITDA, as further adjusted for aircraft lease costs. We include Adjusted EBITDA and Adjusted EBITDAR as supplemental measures for assessing operating performance, to be used in conjunction with bonus program target achievement determinations, strategic internal planning, annual budgeting, allocating resources and making operating decisions, and to provide useful information for historical period- to-period comparisons of our business, as each measure removes the effect of certain non-cash expenses and other items not indicative of our ongoing operating performance. Adjusted EBITDAR is included as a supplemental measure, because we believe it provides an alternate presentation to adjust for the effects of financing in general and the accounting effects of capital spending and acquisitions of aircraft, which may be acquired outright, acquired subject to acquisition debt, including under the Revolving Equipment Notes Facility, by capital lease or by operating lease, each of which may vary significantly between periods and results in a different accounting presentation. Adjusted Contribution & Adjusted Contribution Margin. We calculate Adjusted Contribution as Gross profit (loss) excluding Depreciation and amortization and adjusted further for equity-based compensation included in Cost of revenue and other items included in Cost of revenue that are not indicative of our ongoing operating performance. Adjusted Contribution Margin is calculated by dividing Adjusted Contribution by total revenue. We include Adjusted Contribution and Adjusted Contribution Margin as supplemental measures for assessing operating performance and for the following: to be used to understand our ability to achieve profitability over time through scale and leveraging costs; and to provide useful information for historical period-to-period comparisons of our business and to identify trends. 8

Reconciliations of Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted EBITDAR

The following tables reconcile Adjusted EBITDA and Adjusted EBITDAR to Net loss, which is the most directly comparable GAAP measure (in thousands):

	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024
Net loss	$ (99,313)	$ (97,393)
Add back (deduct)		
Interest expense	19,880	14,555
Interest income	(1,148)	(56)
Income tax (benefit) expense	78	(114)
Other (income) expense, net	(301)	129
Depreciation and amortization	20,210	15,395
Change in fair value of warrant liability	—	28
Gain on divestiture	—	(3,403)
(Gain) loss on disposal of assets, net	(3,289)	1,963
Equity-based compensation expense	12,661	11,211
Integration and transformation(1)	1,183	—
Fleet Modernization(2)	5,147	—
Restructuring charges(3	—	2,144
Atlanta Member Operations Center set-up expense(4)	—	3,023
Certificate consolidation expense(5)	—	1,138
Other(6)	20,742	2,151
Adjusted EBITDA	$ (24,150)	$ (49,229)
Aircraft lease costs(7)	$ 5,358	$ 8,143
Adjusted EBITDAR	$ (18,792)	$ (41,086)

(1) Consists of expenses incurred associated with the Company's global integration efforts, including charges for employee separation programs and third-party advisor costs.

(2) Consists of expenses incurred in connection with the execution of our fleet modernization strategy first announced in October 2024, which primarily includes expenses associated with transitioning the Embraer Phenom 300 series and Bombardier Challenger 300 series aircraft to our operations and pilot training programs aligned to our fleet modernization strategy.

(3) Includes charges for contract termination fees and employee separation programs as part of our cost reduction and strategic business initiatives.

(4) Consists of expenses associated with establishing the Atlanta Member Operations Center and its operations primarily including redundant operating expenses during the transition period, relocation expenses for employees and costs associated with onboarding new employees. The Atlanta Member Operations Center began operating on May 15, 2023.

(5) Consists of expenses incurred to execute the consolidation of our FAA operating certificates primarily including pilot training and retention programs and consultancy fees associated with planning and implementing the consolidation process.

(6) For the three months ended March 31, 2025, primarily includes a $20.2 million non-cash pre-tax right-of-use asset impairment charge associated with vacating our former New York City corporate office space for a smaller, centralized location and related on-going lease costs for the vacated space while we seek a sublease tenant. For the three months ended March 31, 2024, includes (i) collections of certain aged receivables which were added back to Net Loss in the reconciliation presented for the twelve months ended December 31, 2022, (ii) reserves and/or write-off of certain aged receivables associated with the aircraft management business which was divested on September 30, 2023, and (iii) expenses incurred associated with ongoing litigation matters.

(7) Aircraft lease costs are reflected in Cost of revenue on the condensed consolidated statement of operations for the applicable period.

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Adjusted Contribution and Adjusted Contribution Margin

The following tables reconcile Adjusted Contribution to Gross profit (loss), which is the most directly comparable GAAP measure (in thousands):

	Three Months Ended March 31,	
	2025	2024
Revenue	$ 177,530	$ 197,101
Less: Cost of revenue	(158,424)	(198,260)
Less: Depreciation and amortization	(20,210)	(15,395)
Gross profit (loss)	(1,104)	(16,554)
Gross margin	(0.6)%	(8.4)%
Add back:		
Depreciation and amortization	20,210	15,395
Equity-based compensation expense in cost of revenue	78	746
Integration and transformation expense in cost of revenue(1)	363	—
Fleet modernization expense in cost of revenue(2)	3,057	—
Atlanta Member Operations Center set-up expense in cost of revenue(3)	—	1,402
Certificate consolidation expense in cost of revenue(4)	—	1,026
Other in cost of revenue(5)	(163)	—
Adjusted Contribution	$ 22,441	$ 2,015
Adjusted Contribution Margin	12.6%	1.0%

(1) Consists of expenses incurred associated with expenses incurred associated with the Company's global integration efforts including charges for employee separation programs.

(2) Consists of expenses incurred in connection with the execution of our fleet modernization strategy first announced in October 2024, which primarily includes expenses associated with transitioning the Embraer Phenom 300 series aircraft to our operations and pilot training programs aligned to our fleet modernization strategy.

(3) Consists of expenses associated with establishing the Atlanta Member Operations Center and its operations primarily including redundant operating expenses during the transition period, relocation expenses for employees and costs associated with onboarding new employees. The Atlanta Member Operations Center began operating on May 15, 2023.

(4) Consists of expenses incurred to execute the consolidation of our FAA operating certificates primarily including pilot training and retention programs and consultancy fees associated with planning and implementing the consolidation process.

(5) Consists of amounts recovered on Parts and supplies inventory reserved during prior periods related to Parts and supplies inventory deemed in excess after revision of future business needs associated with strategic business initiatives, including fleet modernization.

Key Operating Metrics

In addition to financial measures, we regularly review certain key operating metrics to evaluate our business, determine the allocation of resources and make decisions regarding business strategies. We believe that these metrics can be useful for understanding the underlying trends in our business.

(in thousands, except Live Flight Legs, Private Jet Gross Bookings per Live Flight Leg, Utility, Active Users and percentages)	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024	% Change
Total Gross Bookings	$ 241,902	$ 224,674	8 %
Private Jet Gross Bookings	$ 205,293	$ 191,763	7 %
Live Flight Legs	10,895	11,754	(7)%
Private Jet Gross Bookings per Live Flight Leg	$ 18,843	$ 16,315	15 %
Utility	38.1	30.9	23 %
Active Users(1)	6,166	10,218	(40)%
Completion Rate	97 %	98 %	n/m
On-Time Performance (D-60)	85 %	90 %	n/m

(1) Active users as of March 31, 2025 includes the impact of the Company's decision to discontinue Pay-As-You-Go and Connect membership options in July 2024.

Gross Bookings and Private Jet Gross Bookings. We define Total Gross Bookings as the total gross spend by our members and customers on all private jet flight services under our member programs and charter offerings, all group charter flights, which are charter flights with 15 or more passengers ("Group Charter Flights"), and all cargo flight services ("Cargo Services"). We believe Total Gross Bookings provides useful information about the scale of the overall global aviation solutions that we provide our members and customers.

We define Private Jet Gross Bookings as the total gross spend by our members and customers on all private jet flight services under our member programs and charter offerings (excluding Group Charter Flights and Cargo Services). We believe Private Jet Gross Bookings provides useful information about the aggregate amount our members and customers spend with Wheels Up versus our competitors.

For each of Total Gross Bookings and Private Jet Gross Bookings, the total gross spend by our members and customers is the amount invoiced to the member or customer and includes the cost of the flight and related services, such as catering, ground transportation, certain taxes, fees and surcharges. We use Total Gross Bookings and Private Jet Gross Bookings to provide useful information for historical period-to-period comparisons of our business and to identify trends, including relative to our competitors. Our calculation of Total Gross Bookings and Private Jet Gross Bookings may not be comparable to similarly titled measures reported by other companies.

In Wheels Up's Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Reports on Form 10-Q for each of the three months ended March 31, 2024 and June 30, 2024, as well as certain other earnings materials furnished in connection therewith, "Total Private Jet Flight Transaction Value" and "Total Flight Transaction Value" were presented as non-GAAP financial measures, and "Total Private Jet Flight Transaction Value per Live Flight Leg" was presented as a key operating metric. To improve the clarity of our reports filed with the SEC and to use comparable terminology to other registrants, beginning with our Quarterly Report on Form 10-Q for the three months ended September 30, 2024, we relabeled "Total Private Jet Flight Transaction Value," "Total Flight Transaction Value" and "Total Private Jet Flight Transaction Value per Live Flight Leg" as Private Jet Gross Bookings, Total Gross Bookings and Private Jet Gross Bookings per Live Flight Leg, respectively. In addition, we now present Private Jet Gross Bookings and Total Gross Bookings as key operating metrics given their usage. We will no longer present Private Jet Charter FTV or Other Charter FTV, which were included in such past filings.

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11 Live Flight Legs. We define Live Flight Legs as the number of completed one-way revenue generating private jet flight legs in the applicable period, excluding empty repositioning legs and owner legs related to aircraft under management. We believe Live Flight Legs is a useful metric to measure the scale and usage of our platform and our ability to generate Flight revenue. Private Jet Gross Bookings per Live Flight Leg. We use Private Jet Gross Bookings per Live Flight Leg to measure the average gross spend by our members and customers on all private jet flight services under our member programs and charter offerings (excluding Group Charter Flights and Cargo Services) for each Live Flight Leg. Utility. We define Utility for the applicable period as the total revenue generating flight hours flown on our controlled aircraft fleet, excluding empty repositioning legs, divided by the monthly average number of available aircraft in our controlled aircraft fleet. Utility is expressed as a monthly average. We measure the revenue generating flight hours for a given flight on our controlled aircraft as the actual flight time from takeoff to landing. We determine the number of aircraft in our controlled aircraft fleet available for revenue generating flights at the end of the applicable month and exclude aircraft then classified as held for sale. We use Utility to measure the efficiency of our operations, our ability to generate a return on our assets and the impact of our fleet modernization strategy. Active Users. We define Active Users as the unique non-member customers who completed a revenue generating flight at least once in the applicable period, excluding wholesale flight activity, plus all members as of the end of the applicable period. While a unique member or non-member customer can complete multiple revenue generating flights on our platform in a given period, that unique member or non-member customer is counted as only one Active User. We use Active Users to assess the adoption of our platform and frequency of transactions, which are key factors in our penetration of the market in which we operate and our ability to generate revenue. Completion Rate. We define Completion Rate as the percentage of total scheduled flights operated and completed, excluding customer-initiated flight cancellations. On-Time Performance (D-60). We define On-Time Performance (D-60) as the percentage of total flights flown that departed within 60 minutes of the scheduled time, inclusive of air traffic control, weather, maintenance and customer delays, excluding all cancelled flights. For the three months ended March 31, 2025, we changed the presentation of Completion Rate and On-Time Performance (D-60) to include wholesale flight activity, which we believe better aligns those publicly reported key operating metrics to certain information that we use internally to evaluate our operations, and also to better align such metrics to Live Flight Legs, which includes wholesale flights. Completion Rate and On-Time Performance (D-60) for the three months ended March 31, 2025 and 2024 reported in the table above includes wholesale flight activity, which was previously excluded from such key operating metrics in the Company’s filings with the SEC beginning with the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 through and including the Annual Report. Completion Rate and On-Time Performance (D- 60) reported in the Company’s previously filed Quarterly Report on Form 10-Q for the three months ended March 31, 2024, which excluded wholesale flight activity, were 98% and 87%, respectively.

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